EXHIBIT 4.1


ICE                       Frank A. Ciccotto Jr.      100 William Street
ICE Data Services         President & Global Head    New York, NY  10038
Securities Evaluation     Securities Evaluations     Tel. 212-438-4417
                                                     Frank.CiccottoJr@theice.com


                                February 9, 2018


Invesco Capital Markets, Inc.
11 Greenway Plaza
Houston, Texas 77046-1173

The Bank of New York Mellon
2 Hanson Place, 12th Floor
Brooklyn, New York 11217
Unit Investment Trust Dept.


               Re: Invesco Unit Trusts, Taxable Income Series 608
                   High Yield Corporate Trust, 4-7 Year Series 14
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Gentlemen:

   We have examined Registration Statement File No. 333-215715 for the above mentioned trust. We hereby acknowledge that ICE Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to ICE Securities Evaluations, Inc. as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ FRANK A. CICCOTTO
                                                           ---------------------
                                                               Frank A. Ciccotto
                                                         President & Global Head
                                                          Securities Evaluations